Exhibit 15.1
August 7, 2006
Global Industries, Ltd.
8000 Global Drive
Carlyss, Louisiana 70665
We have reviewed, in accordance with standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Global Industries, Ltd. and subsidiaries for the three-month periods ended ended March 31, 2006 and 2005 and have issued our report dated May 9, 2006, and for the six-month periods ended June 30, 2006 and 2005, and have issued our report dated August 7, 2006. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which are included in your Quarterly Report on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, are incorporated by reference in Registration Statement Nos. 33-58048, 33-89778, and 333-69949 of Form S-8 and in Registration No. 333-86325 on Form S-3.
We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.
/S/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Houston, Texas